Exhibit 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE

AND SECOND QUARTER FINANCIAL RESULTS

Recent Highlights Include:

•                  Completed hiring for key direct sales commercial organization positions

•                  Expanded flavor company evaluations of direct sales offerings from Senomyx’s Sweet Taste, Savory Taste, and Bitter Blockers Programs

•                  Continued R&D progress includes new discoveries and ongoing development activities for two flavor ingredients

•                  Ended quarter with approximately $38 million in cash and investments

SAN DIEGO, CA — August 1, 2013 — Senomyx, Inc. (NASDAQ: SNMX), a company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the second quarter 2013. The Company ended the second quarter with $37.5 million in cash and highly liquid investments.

“Senomyx is continuing to advance the implementation of our new direct sales strategy,” stated Kent Snyder, Chief Executive Officer of the Company.  “Our primary goal for the second quarter — to complete the hiring of key personnel for the initial commercial organization — has been achieved.  We are very pleased to have new regional sales account managers who have strong track records in the flavor ingredients and packaged foods industries.  In addition, Ken Simone, who has nearly 30 years of global supply chain, manufacturing, quality and product application experience, has joined Senomyx in the newly created position of Vice President, Supply Chain.”

Kenneth Simone has held leadership positions at global food industry companies, including eight years at Firmenich in both their U.S. and Swiss headquarters, where he served as Vice President, Supply Chain Integration.  He received a Bachelor of Engineering from Stevens Institute of Technology and a Master of Business Administration from Fairleigh Dickinson University.

“Ken has expertise in all aspects of supply chain management for food, beverage, and ingredient supply businesses,” noted John Poyhonen, Senomyx’s President and Chief Operating Officer.  “Importantly, he spent the past 12 years focused on categories that are integral to Senomyx’s direct sales: flavors, high potency sweeteners, and food ingredients.  Ken has an impressive breadth of knowledge regarding flavors and food ingredients that will be a significant benefit to Senomyx beyond his role in establishing our supply chain capabilities.

“Concurrent with staffing our commercial organization, Senomyx has been successful in expanding the number of flavor companies that are evaluating our direct sales offerings,” Poyhonen added.  “Initial evaluations of our S9632 sucrose modifier, as well as selected flavor ingredients from our Savory Taste and Bitter Blockers Programs, are now underway.  The interest shown by the flavor companies during this early phase of our direct sales initiative is very encouraging. In addition, we remain on track to receive initial commercial quantities of S9632 from our contract manufacturer in the fourth quarter of 2013.”

“Senomyx is also continuing to make significant progress with our R&D activities,” Snyder said.  “We now have two flavor ingredients in the development phase, which involves safety studies and other preparations for anticipated regulatory filings.  During the past quarter S2227, a new cooling agent, was advanced into definitive safety studies.  Importantly, development activities are ongoing with S617, a modifier of both sucrose and high fructose corn syrup (HFCS).  Beyond S617, we are continuing to identify and optimize new discoveries from the Sweet Taste Program that we believe will be useful to expand our market opportunities.

“A notable recent achievement was the discovery of a natural sucrose modifier, which is the first taste modifier proof-of-concept for our natural products initiative.  Related plant-derived samples from our expanded natural products library are currently being assessed via Senomyx’s proprietary high-throughput screening systems and taste tests,” Snyder stated.

Commercialization Updates:

Senomyx Direct Sales Initiative:  Under the Company’s new direct sales strategy, rather than relying solely on licensing collaborations for commercialization, Senomyx will also sell certain of its pure, also commonly referred to as ‘neat’, ingredients to flavor companies that can incorporate them into proprietary flavor systems for their customers.  Senomyx’s internal commercial organization will handle sales and marketing, as well as supply chain management of third party manufacturers.  The direct sales strategy complements Senomyx’s existing collaborations, which are based on exclusive or co-exclusive commercialization licenses with partners that pay royalties to the Company.

Senomyx’s first product will be its S9632 sucrose modifier, which is expected to achieve its first commercial sale in late-2013 or early-2014.  S9632 is being demonstrated to flavor companies for end-use in non-alcoholic beverages and powdered beverages.  In addition, under the terms of the new Firmenich Amendment, after a period of exclusivity for Firmenich, Senomyx can begin selling other ingredients with sweet flavor modifying properties for use in food and selected beverage product categories.  The Company also expects to expand its direct sales product portfolio with ingredients from its other taste programs.  Flavor company evaluations of Senomyx’s S6821 bitter blocker and certain of its savory flavor ingredients are ongoing.

Sweet Taste Program:  Senomyx has three ingredients with sweet flavor modifying properties that have received regulatory approvals and are available for commercialization under license agreements with Firmenich.

S6973 can be used to restore the desired taste profile of foods and selected beverages in which sucrose has been reduced.  Products applicable for S6973 usage include virtually all food categories and selected beverages such as dairy beverages and ready-to-drink coffee and tea.  Senomyx’s partner is conducting commercialization activities with S6973 in the Americas, Southeast Asia, Africa, and Australia.  Market launches of retail products that incorporate S6973 have occurred in the U.S., Latin America, Asia, and South Africa.  These products span a variety of categories including ready-to-drink and powdered beverages, dairy products, and baked goods.  Products launched with S6973 are showing promising performance based on re-order patterns, and Senomyx earned a milestone related to commercial sales during the second quarter of 2013.  Additional launches of products that utilize S6973 are expected during the year.

Senomyx’s S9632 sucrose modifier was granted a Generally Recognized As Safe (GRAS) regulatory designation during the third quarter of 2012.  Like the S6973 sucrose modifier, S9632 can be used to restore the desired taste profile of products in which sucrose has been reduced; however, S9632 is applicable for a broader range of non-alcoholic beverages that includes powdered and concentrated beverages, along with ready-to-drink and powdered forms of dairy, coffee and tea products.  The Company’s partner has exclusive rights during their “period of exclusivity” to commercialize S9632 for food applications and shares co-exclusive rights with Senomyx for powdered beverages.

S2383 can be used to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced.  Senomyx’s partner is currently commercializing S2383 for use in all food and beverage product categories.  Products that contain S2383 are being marketed in North America and Latin America.  Follow-on launches are being planned by manufacturers that currently use S2383 in their products, and additional product development work for potential usage of S2383 in a variety of products is underway.

Savory Taste Program:   Senomyx’s Savory Flavors are intended to reduce or replace added monosodium glutamate (MSG) in foods.  Each of the Savory Flavors provides a distinct new savory taste sensation.  The Savory Flavors are very versatile and can be combined with other ingredients to create unique new flavor blends.  They can be used in a variety of food products including sauces, frozen foods, cooking aids, soups, and snack foods.

Sales and product launches of new and reformulated established products that contain a Senomyx Savory Flavor are being conducted by two of the Company’s partners, both of which are global food companies.  The marketed products have been launched into the retail, industrial, and food service channels in selected countries within Africa, Asia, Latin America, and the Middle East.  Four of the Savory Flavors were approved for use in European Union countries as of April 2013.

Bitter Blockers Program:  Senomyx’s Bitter Blockers are intended to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  During the fourth quarter of 2012, Senomyx announced that a Company partner had initiated its first market launch of a retail product incorporating S6821 in a country in Southeast Asia.  S6821 is currently being used in several products in this country.  Marketing is continuing and the partner is currently evaluating the use of S6821 in additional products and geographies.  S6821 has demonstrated activity against bitter-tasting ingredients such as soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia), which are used in foods and beverages.

Discovery & Development Program Updates:

Sweet Taste Program:  Senomyx is conducting development activities in support of regulatory filings for S617, a unique new flavor modifier intended to be used to restore the desired taste profile of products in which either high fructose corn syrup (HFCS) or sucrose has been reduced.  Taste tests have demonstrated that S617 allows a very meaningful reduction of HFCS and sucrose in product prototypes while maintaining the desired sweet taste.  Definitive safety studies, as well as additional regulatory-focused activities, are ongoing.  Senomyx has also identified new promising HFCS modifiers that have distinct properties for restoring the flavor profile in reduced-sweetener products.  Optimization and evaluations of multiple potential new sweet flavor modifiers are underway.

The goal of the Natural Products component of Senomyx’s Sweet Taste Program is to discover and develop novel no- or low-calorie natural high intensity sweeteners and natural sweet taste modifiers.  The Company has achieved a taste proof-of-concept with the identification of its first natural sucrose modifier.  Ongoing activities include further expansion of Senomyx’s natural products library, high-throughput screening of these plant-derived samples, and taste tests of samples of interest.

Cooling Taste Program:  The goal of the Cooling Taste Program is to identify novel cooling agents that have advantages over currently available agents such as menthol.  S2227, a new cooling agent, has been advanced into definitive safety studies in preparation for future regulatory filings. Firmenich has exclusive commercialization rights for certain selected new flavors developed under the Cooling Taste Program and is currently evaluating these cooling agents for potential future commercialization.

Salt Taste Program:  The goal of Senomyx’s Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  This program is an important research focus for the Company’s longer-term pipeline.  Senomyx has assembled a proprietary database of proteins found in taste buds and progress is being made exploring the role of a number of these proteins that may be involved in salt taste perception.  Activities include targeted analytical approaches to discover specific proteins that could be viable candidates for the receptors or co-factors responsible for salt taste.  The Company is currently focusing a greater effort on a smaller subset of taste bud proteins that includes potential lead candidates for the salt receptor, as well as candidates involved in signaling the sensory perception of saltiness.

Intellectual Property:  Senomyx continues to be diligent in seeking protection for its intellectual property.  As of June 30, 2013, the Company is the owner or exclusive licensee of 394 issued patents and several hundred pending patent applications in the U.S., Europe, and elsewhere related to proprietary taste science technologies.

Financial Review:

At June 30, 2013, the Company held $37.5 million in cash, cash equivalents and investments available-for-sale.

Total revenues were $7.7 million for the quarter ended June 30, 2013, an increase from $6.9 million for the quarter ended June 30, 2012. Total revenues for the six months ended June 30, 2013 were $15.1 million compared to $15.2 million for the six months ended June 30, 2012.

Development revenues increased to $6.2 million in the second quarter of 2013 from $6.1 million in the second quarter of 2012.  Development revenues decreased to $12.2 million for the six months ended June 30, 2013 from $13.2 million for the six months ended June 30, 2012. This decrease for the six month period is primarily due to a $500,000 milestone earned in the first quarter of 2012 related to our Cooling Taste Program.  Also contributing to the decrease in development revenues for the six month period was a reduction in upfront license fee revenues recognized in 2013 compared to 2012 related to license payments under the 2009 Sweet Program collaboration with Firmenich.  There was no impact to cash flow as the license payments were received prior to 2012.

Commercial revenues increased to $1.5 million for the second quarter of 2013 compared to $836,000 for the second quarter of 2012.  Commercial revenues for the six months ended June 30, 2013 were $2.9 million compared to $2.0 million for the six months ended June 30, 2012. The increases primarily resulted from higher commercial revenues related to our Sweet Taste Program and Savory Taste Program.  Also contributing to the increases were Bitter Program commercial revenues, which commenced in the second half of 2012.

Cost of commercial revenues was $104,000 for the second quarter of 2013 compared to $59,000 for the second quarter of 2012.  For the six months ended June 30, 2013, cost of commercial revenues was $205,000 compared to $139,000 for the six months ended June 30, 2012. The increases are consistent with the corresponding increases in commercial revenues.  These amounts are comprised entirely of royalty payments related to certain in-licensed technologies.

Research and development expenses, including stock-based compensation expenses, were $7.0 million for the second quarter of 2013 compared to $7.2 million for the second quarter of 2012.  The decrease is primarily attributable to lower costs for supplies used in research and development activities. Research and development expenses were $14.3 million for the six months ended June 30, 2013 and 2012.

General and administrative expenses, including stock-based compensation expenses, were $2.9 million for the second quarter of 2013 compared to $2.8 million for the second quarter of 2012. General and administrative expenses for the six months ended June 30, 2013 were $6.0 million compared to $5.8 million for the six months ended June 30, 2012. The increases were primarily due to personnel-related expenses.

The net loss for the quarter ended June 30, 2013 was $0.06 per share, compared to $0.08 per share for the quarter ended June 30, 2012. The net loss for the six months ended June 30, 2013 was $0.13 per share compared to $0.12 per share for the six months ended June 30, 2012.

Financial Outlook:

“Financial results for the second quarter were in-line with management expectations and we remain on track to achieve our 2013 financial guidance.  Furthermore, we are making excellent progress implementing our direct sales strategy including the hiring of key personnel, establishing terms for the supply of S9632 and expanding evaluations by our potential customers.  From a financial perspective, these efforts are further validating our expectations for direct sales strategy expenditures and providing us additional insight into the commercial opportunity,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

For the full year 2013, Senomyx continues to expect:

•                  Total revenues of $31 million to $34 million

•                  Total operating expenses of $41 million to $43 million, of which approximately $4 million is non-cash, stock-based compensation expense

•                  Net loss of $8 million to $10 million

•                  Basic and diluted net loss of $0.20 to $0.25 per share

•                  Year-end cash, cash equivalents and investments available for sale balance greater than $30 million

Cash Status:

“Our balance sheet includes approximately $38 million in cash and we have no debt.  In addition to this cash, we anticipate receiving $24 million in additional license payments and research and development payments from our collaborators, including a $3 million license payment received in the third quarter.  We continue to be well-positioned from a cash flow standpoint to achieve our discovery, development and commercialization objectives and we have no plans to raise money through the issuance of equity or debt,” Rogers concluded.

In addition to its quarter-end cash balance, the Company has potential future sources of cash including the following

•                  $24 million from current collaborators for license fees and research and development funding

•                  $30 million in potential milestone payments under current collaborations

•                  $18 million related to collaboration extension options

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial (888) 680-0869, and international callers should dial (617) 213-4854, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 35312794.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PM74DFJLT. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

Senomyx Glossary:

SWEET TASTE PROGRAM

Sweet Flavor Modifiers S2383	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced

S6973	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

S9632	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

S617	Flavor ingredient with modifying properties that is intended to restore the desired taste profile of products in which either high fructose corn syrup (HFCS) or sucrose has been reduced

SAVORY TASTE PROGRAM

Savory Flavors S336, S807, S263, S976, S9229, S5456	Flavor ingredients that are very versatile and can be used to create new savory blends

BITTER BLOCKERS PROGRAM

Bitter Blockers S6821, S7958

Flavor ingredients with modifying properties that are used in foods and beverages to reduce the bitterness of bitter tasting ingredients, e.g., soy & whey proteins, menthol, caffeine, cocoa, Rebaudioside A (stevia)

COOLING TASTE PROGRAM

Cooling Agents S2227	Flavor ingredients intended to overcome the limitations of currently available agents, e.g., by having greater potency, longer cooling duration, or lack of aroma

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients.  These include modifiers of Sweet and Salt flavors as well as Savory Flavors, Bitter Blockers, and Cooling Agents.  The Company is also engaged in an effort to discover and develop natural high-potency sweeteners.  Under its direct sales initiative, Senomyx is beginning to sell certain of its flavor ingredients to flavor companies for re-sale to their food and beverage company customers.  In addition, Senomyx has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Senomyx’s corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition for 2013 and future periods; the anticipated funding under existing collaboration agreements; the anticipated availability of commercial quantities of S9632 by the end of 2013 and subsequent achievement of first commercial sale; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients; whether the research under the Company’s sweet taste research program, including ongoing safety studies and other regulatory-focused activities for S617, will be successful and lead to the regulatory approval and subsequent commercialization of any new flavor ingredients or natural sweeteners; the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx has no experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales strategy; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s development revenues; Senomyx is currently dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may not be able to establish new collaborations or other business arrangements and/or maintain existing collaborations on acceptable terms;  large companies are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; development activities for newer flavor ingredients, including S617, may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President and Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

###

 Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Development revenues	$6,186	$6,095	$12,223	$13,240
Commercial revenues	1,481	836	2,926	1,973
Total revenues	7,667	6,931	15,149	15,213

Operating expenses:
Cost of commercial revenues	104	59	205	139
Research and development (including $380, $472, $770 and $924, respectively, of non-cash stock-based compensation)	6,968	7,167	14,348	14,306
General and administrative (including $570, $661, $1,104 and $1,292, respectively, of non-cash stock-based compensation)	2,933	2,818	5,953	5,759
Total operating expenses	10,005	10,044	20,506	20,204

Loss from operations	(2,338)	(3,113)	(5,357)	(4,991)

Other income	9	19	20	45

Net loss	$(2,329)	$(3,094)	$(5,337)	$(4,946)

Basic and diluted net loss per share	$(0.06)	$(0.08)	$(0.13)	$(0.12)

Weighted average shares used in computing basic and diluted net loss per share	40,631	39,922	40,545	39,870

Condensed Balance Sheets

(in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$37,509	$41,823
Other current assets	1,880	3,547
Property and equipment, net	6,821	7,910
Total assets	$46,210	$53,280

Accounts payable, accrued expenses and other current liabilities	$5,722	$6,538
Deferred revenues	12,798	15,580
Deferred rent	1,239	1,321
Leasehold incentive obligation	3,620	4,113
Stockholders’ equity	22,831	25,728
Total liabilities and stockholders’ equity	$46,210	$53,280